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                                  EXHIBIT 11.1

                 NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                    CALCULATION OF PRIMARY EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)

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
                                                                    Year Ended
                                        ----------------------------------------------------------------------
                                           1995             1994           1993          1992           1991
                                           ----             ----           ----          ----           ----
INCOME (LOSS) FROM
CONTINUING OPERATIONS                    $(87,223)       $(14,093)       $10,092       $(6,284)      $   (498)
                                         ========        ========        =======       =======       ========

NET INCOME (LOSS)                        $(87,223)       $(63,545)       $(9,665)      $   515       $  5,490
                                         ========        ========        =======       =======       ========
COMMON STOCK:
Shares outstanding from beginning
  of period                                29,578          29,405         29,968        29,822         29,718
Pro rata shares:
  Stock options exercised                      31             134             41           136             12
  Shares purchased for treasury,
   from date of purchase                       --              (7)          (380)           (6)            --
  Assumed exercise of stock options
   using treasury stock method                465             108            226           344            386
  Shares issued for restricted stock          292              --             --            --             --
  Conversion of Sub. Debentures             1,527              --             --            --             --
                                         --------        --------        -------       -------       --------
  Weighted average number of shares
   outstanding                             31,893          29,640         29,855        30,296         30,116
                                         ========        ========        =======       =======       ========
PRIMARY EARNINGS (LOSS) PER SHARE
  FROM CONTINUING OPERATIONS             $  (2.73)       $   (.48)       $   .34       $  (.21)      $   (.02)
                                         ========        ========        =======       =======       ========
PRIMARY EARNINGS (LOSS) PER SHARE        $  (2.73)       $  (2.14)       $  (.32)         $.02       $    .18
                                         ========        ========        =======       =======       ========

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